CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 20, 2009, relating to the financial statements and financial highlights of Templeton Foreign Fund and Templeton World Fund which appear in the August 31, 2009 Annual Report to Shareholders of Templeton Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California

December 24, 2009